EXHIBIT 99.1

Transcript of

Sun Hydraulics Corporation (SNHY)

Second Quarter 2008 Earnings Conference Call

August 6, 2008

Participants

Rich Arter, Investor Relations

Allen J. Carlson, President and Chief Executive Officer

Tricia L. Fulton, Chief Financial Officer

Presentation

Operator

Greetings, ladies and gentlemen and welcome to the Sun Hydraulics Second Quarter 2008 Earnings Conference Call. At this time, all participants are on a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Rich Arter, Investor Relations spokesperson for Sun Hydraulics. Thank you, Mr. Arter, you may begin.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Thank you, Manny. Good afternoon and thank you for joining us today. Allen Carlson, Sun’s President and CEO and Tricia Fulton, Sun’s Chief Financial Officer are participating in today’s call.

Please be aware that any statements made in today’s presentation that are not historical facts are considered forward-looking statements. For more information on forward-looking statements please see yesterday’s press release.

Once we have completed our prepared remarks, we will take questions from the dial-in audience.

It is now my pleasure to introduce Allen Carlson.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Good afternoon.

We continue to see a very busy marketplace for Sun’s products last quarter. Europe and Asia remained active and together made up 60% of our total growth in the second quarter. At the same time, our North American business maintained the strength we saw in the first quarter, increasing 13% on a quarter-to-quarter basis.

Sun’s growth over the past five years has consistently outpaced the industry. The products we have released to the market over that time coupled with our ability to deliver are the major reasons we continue to gain market shares.

Now that our electrically actuated products have gained acceptance by many customers, they’re being more widely used in a variety of applications. When a given product is supplied successfully to its first customers and distributors to identify new applications for the same products, it also drives the creativity of Sun’s engineers to develop new variants of those very products.

With that said many times before, it generally takes about five years before a new Sun product gets established in the marketplace. This is a function of product evaluation and equipment design cycles. I think many of our electrically actuated products have turned the five-year corner; the market acceptance of these products greatly expanse our addressable markets.

Our focus on product development and delivery reliability helps our distributors and customers develop reliable motion control solutions. Our attention to these fundamentals is what drives our financial success.

I’ll now turn it over to Tricia to discuss the financial results.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Thanks, Al.

All comparisons will be to the same period last year. As Al mentioned, Sun’s growth continued with sales up 19% to $51.5 million. Foreign currency fluctuations accounted for 1% of these sales. Net income rose 48% to $8.9 million and basic and diluted earnings per share were $0.54, an increase of 50%. Gross profit increased 33% to $19 million. Gross profit as a percentage of sales continued to be strong, up four points to 37%. Margin increases were achieved largely by the additional sales volumes. We also experienced productivity gains in our US manufacturing facilities coupled with absorption of fixed overhead cost.

In the second half of June, we began to see rising material import costing, increasing utility and freight cost. To help mitigate these increasing cost inputs, we continued to work within our operations and with our suppliers to achieve productivity gain. Additionally, effective October 1, 2008, Sun will implement an across the board price increase that is expected to have a net effect of approximately 3%.

SG&A increased 6.5% to $5.8 million. The increase was driven primarily by compensation and fringe benefit cost.

Our effective tax rate was 33.2% compared to 34.2%. The lower rate was due to the decrease statutory tax rates in our German operation of 9%.

Net cash from operations was $20 million, up $7.7 million from last year. The increase is due to higher net income of $4.8 million offset by working capital changes. Days sales outstanding were 39 and inventory turns were 10-1/2.

Capital expenditures for the quarter were $4.5 million; $2 million of the second quarter purchases was primarily for new machinery and equipment in the US and the remaining $2.5 million was for an 8-acre parcel of land in Sarasota. Capital expenditures for the year are expected to be $12 million.

A quarterly cash dividend of $0.09 per share was declared in the second quarter and paid in July.

As was referenced in the press release, demand at most market segments remain strong. Third quarter sales are estimated to be approximately $45 million, a 9% increase over last year. Third quarter earnings per share are estimated to be between $0.35 and $0.37 per share compared to $0.32 per share last year.

In July, we transferred $6 million from Sun Germany to the US. Third quarter EPS estimated reflected charge of $775,000 for US income taxes due on the repatriation. This equates to approximately $0.045 per share.

Thank you. We will now open the call for Q&A. Rich?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Manny, I think we could start taking calls from the dial-in people.

Operator

Certainly. Ladies and gentlemen, we will now be conducting a question and answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.

Our first question comes from the line of Chris Weltzer with Robert W. Baird. Please go ahead.

Chris Weltzer – Robert W. Baird

Good afternoon, everybody.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Hi, Chris.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Hello, Chris.

Chris Weltzer – Robert W. Baird

It sounds like you’re expecting a little bit slower revenue growth in the 3Q, 9% down from 19% this quarter. I’m wondering if you could may be give us some detail on what’s driving that and then maybe an update on what you saw in order trends in July and early August?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Sure. This is Allen. Traditionally, the third quarter is the most difficult for us to predict as it’s based on four weeks of incoming orders and additionally, during the July-August timeframe, our customers in Europe are close for their annual vacation shutdown. On top of that, many US customers also take extended holidays and as you know, we’ve got a very short book-to-ship cycle. So for these reasons, I’m not sure I’d put or make any decisions either negative or positive on our best attempt to predict the future quarter particularly at this time of year. Having said this, we have seen some softening of sales for products that are ultimately used in equipment for commercial construction, residential and commercial construction. You’ll recall that I was asked during a previous webcast if Sun was likely to be affected significantly by construction slowdown and you’ll probably recall I responded at it would not be significant but there would be some effect. We’ve an estimated growth for the next quarter of 9% and I think that this is exactly what we’re seeing along with our inability to predict clearly at this time of year, as I mentioned earlier. Well, in closing, I’d like to remind everyone that our goal is grow faster than the industry in general and based on current PMI information and other industry statistics, I’m convinced we’re continuing to do this and will continue it in the third quarter.

Chris Weltzer – Robert W. Baird

Thank you. And then you called out higher material cost also in the release. I’m wondering if you could give us a little color on maybe how much your material cost are up maybe on a percentage basis and whether you expect the 3% price increase to fully offset those higher material cost?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

We just started seeing those material cost in the second quarter. I think we’re seeing the same type of increases that everyone else is with steel, iron, aluminum, energy, but we continue to look for productivity improvements that we can offset these variable costs with as they continue to rise.

As far as the actual amount goes, it is… we’re still working with our suppliers in cost avoidance if we can. In the script, we were talking about working with them on productivity improvements as well as our own. So from an actual amount, I think we are going to keep that to ourselves and between us and our suppliers for right now.

Chris Weltzer – Robert W. Baird

Okay. But you do expect with the combination at least of productivity improvements and price increases to be able to largely offset them? What you can see now at least?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

I think that’s a fair statement, yes, but keep in mind that the price increases don’t take effect till October 1.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Right.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

So we won’t see any effect in the third quarter of those price increases. It will all be in the fourth quarter. But in the meantime, I think we’re doing a really good job of cranking up our internal productivity and working with our suppliers to find new and better ways of doing things. It’s just as we look out a little further, there’s only so far that you can stretch that rope.

Chris Weltzer – Robert W. Baird

Right. Right. Okay. I will hop back in queue. Thanks, guys.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Yes.

Operator

Thank you. Our next question comes from the line of Joe Mondello with Sidoti & Company. Please go ahead.

Joe Mondello – Sidoti & Company

Good afternoon, guys.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Hi, Joe.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Hi, Joe.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Hello, Joe.

Joe Mondello – Sidoti & Company

First question, do you have actual growth rate for regions of Asia and Europe for the quarter?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

For the second quarter?

Joe Mondello – Sidoti & Company

Yes.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Yes. Asia was up over 20%... 24%... 25% for Asia as a whole. We saw some good growth in China, not quite as much in Korea.

Joe Mondello – Sidoti & Company

How about Europe?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

In Europe, we’re continuing to see large increases in Germany and also some of the Scandinavian countries, Italy as well.

Joe Mondello – Sidoti & Company

So going back to Asia, you are seeing a slowdown. You guys grew about 40% in the first quarter. You are seeing a slowdown in that region, is that correct?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

I wouldn’t say that. A lot of what we see has to do with timing issues, when orders are entered. I just came back from spending almost two weeks in Asia back in June and our activity and interest in our products, I don’t see any difference to six months or a year ago. I think a lot of what you’re seeing perhaps is timing from customers. There are also US customers who are sourcing in Asia so if there was a difference in Asia, it’s probably US customers sourcing products on Asian suppliers that we’re a sub-supplier to. If you’re trying to get an aggregate picture of what’s going on in Asia, it wouldn’t be fair to say that Asia is slowing down.

Joe Mondello – Sidoti & Company

Okay. How about any direct relationship with people who are talking about a slowdown just because the Olympics; factories there are shutting down for the summer, anything there?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Nothing to report directly but we do know that there’s a little pocket here, there, and everywhere and when you add it all up it’s probably significant but there is no one thing that stands out.

Joe Mondello – Sidoti & Company

Okay. And then you also mentioned end markets such as construction and then you said mining and energy are strong. Do you have any better picture of how your sales are split up in terms of those end markets and if you could give any color on there?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Our products are predominantly sold through value-added distributors, often times going into sub-assemblies of products that they make. We don’t have a micro view of what’s going on with our product sales. We have a general view based on some of the impressions we have talking to customers and our distributors but I couldn’t give you a micro picture of it.

Joe Mondello – Sidoti & Company

Would you say construction is a large portion?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

What kind of construction?

Joe Mondello – Sidoti & Company

Residential and commercial as a whole?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Not a big piece of our business. It’s a piece of our business. And I say that because oftentimes, equipment that goes… that is ultimately used in the residential or commercial construction goes to rental fleets.

Joe Mondello – Sidoti & Company

Right.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

So the rental fleets to some degree as seeing a slowdown. There are people who are not having to replace their fleets nearly as often. That affects some of our business and as I said in my comment, it could explain why we’re growing 9% instead of 19% but we’re still seeing a pretty significant growth.

Joe Mondello – Sidoti & Company

Right. Alright. And then one last question, use of cash, the amount that you’re transferring over from Germany is that for to cover your dividend or what is the reasoning behind that?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

We don’t have any current plans to utilize that cash specifically but our large uses of cash have traditionally been paid out of our US fund and we felt that it was good opportunity for us to bring the money back from Europe at this time and take a permanent gain.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

The dollar is still quite weak to the euro so it’s a good time to repatriate money and a lot of companies are doing that, taking advantage of that exchange rate.

Joe Mondello – Sidoti & Company

Would you need that to cover the dividend or is that something separate?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

No.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

No.

Joe Mondello – Sidoti & Company

Okay. Alright. Thank you.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Manny?

Operator

Yes. Thank you. Our next question comes from the line of Holden Lewis with BB&T. Please go ahead.

Holden Lewis – BB&T

Thank you. Good afternoon.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Hi, Holden.

Holden Lewis – BB&T

A little bit more detail on the pricing if we could. First, I guess, going back to the price increase that you’d put through in January which I think was 1% or 2%, I don’t know how long it takes for that to sort of work through the system but it went in January. The gross margins obviously popped pretty nicely in the second quarter. Are we seeing the gross margins maybe reflecting the sort of the full impact of that price increase? If I remember correctly that wasn’t in response to raw materials. It was more peer price. Are we seeing any of that in the gross margins?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

We are seeing about 1% of that price increase as reflected in the gross margins. I think the rest that we’re seeing is a lot attributed to the productivity increases that we saw in the US in our manufacturing facilities in Q2. We’re very, very efficient in… and that could add a lot along with our fixed cost base that gets absorbed very quickly with additional incremental sales volume.

Holden Lewis – BB&T

Okay. You had about 100 basis points of price in Q2. Did you see the same number in Q1 or was there a bit of delay as you worked that into the system?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

I think we actually did see the same number in Q1 but as you’ll recall we had a one-time share distribution payment that went into the expenses of Q1 that was $750,000 and probably $450,000 of that hit the gross margins. We’re at 35% even with that so we were higher if we exclude that.

Holden Lewis – BB&T

Okay. And then with this next price increase that’s going through in October, are you expecting that then to be reflected in the fourth quarter or again, is there going to be a little time to sort of work into the system so it may not be until Q1 ‘09 that you start seeing it?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

It will generally be effective for all sales that happen after October 1st so we should see the majority of it in Q4.

Holden Lewis – BB&T

Okay. And would you expect, as I think this is larger than any price increase you’ve done in the last few years, would you expect to see any pre-buying of products? I mean what sort had been the experience historically with that?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Specifically, that doesn’t happen, especially not for price increase of 3%. The carrying cost and the cost of just pulling things ahead, our distributors typically don’t do that. Our OEM customers, they’re in to just in time delivery, not having things stockpile at the assembly. So I rather doubt that you’ll see any pre-buying. It has not been our experience.

Holden Lewis – BB&T

Okay. And then I think, this would maybe take a different attack of the question that was asked earlier, but using that 3% number, I mean, it kind of implies I think 5.5, 6 million is the number you get sort of ‘08 revenues that you would go up. I guess it sort of suggest that your raw material increase expectations is in the neighborhood of 13%. Would that be sort of the right order of magnitude or more or less? How should we be looking at that?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

I don’t believe that the material cost increases are going to be that substantial but there are other variable costs and as we’re heading to next year, there will be other fixed cost as well that will be added. We’re still looking at large freight increases. We’re approaching on a large utility increase from SP&O. (ph) So there are a lot of other variables that go into it besides just the material.

Holden Lewis – BB&T

But freight, wouldn’t you be just…. including surcharges or passing through freight on your invoices? Does that have to net with the price increase or do you just pass that along?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

We don’t do surcharges.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

We also don’t bill freight on every shipment that goes out. We pay on stock orders.

Holden Lewis – BB&T

Okay.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

I’d also like to comment on the 3% that you’re trying to dial in to the model. And the number you threw out I believe was like 5 million or 6 million as the net result on revenue. I think it’s less that that primarily because the 3% in the fourth quarter will be predominantly US sales, not worldwide sales. The pipeline is longer when you get over to our international and you don’t begin to see that on our international business until Q1 for the most products. But I wouldn’t dial 3% across our total revenue, probably more just our US revenue.

Holden Lewis – BB&T

But that’s for Q4, right? But as you get into 2009…

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Then you see it all.

Holden Lewis – BB&T

Then its 3% across the board. So sort of on a 12-month forward basis, you’re looking at that 5 million to 6 million type number.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

That’s correct but it doesn’t start with October 1st.

Holden Lewis – BB&T

Okay. That’s fair enough. Okay. And then I guess could you also touch on the productivity that you’ve alluded to. Is the productivity you’re referencing, is that kind of sustainable stuff? Are there some things that happened in the quarter for whatever reason that meant the productivity this quarter was particularly high relative to what you expect in the forward? What are the pieces that have been making that up and then perhaps also make… you can sort of use that to talk about your capital spending intention. There are plenty of news articles out there about buying lots of land and things of that sort that perhaps you could address.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

I’ll start with the first part. Productivity gains are ongoing and have been ongoing at Sun for quite some time and they tend to be project oriented. What I mean by project oriented, we will work on a project to redesign a part or resource it a thing, or have a piece of automation equipment coming in. It goes back to some of my comments about the way we run our operations by looking at our capacity, our capability, and our constraints and putting focused teams together to work on those three issues. That drives our productivity gains. Our productivity has improved I’d say every quarter for as far back as I can remember because of some of these projects that we’re working on that tend to be systems related or process related or supplier related. The number of times we’ve talked to over the last few years about… we’re bringing in a new five axis machining center. That gives us additional capacity and capability but it also replaces two machines for the same amount of floor space. So we’re getting more floor space utilization by some of these productivity gains. It comes in little bits and spurts here and there because these projects don’t all sort of end at the end of the quarter or the end of year. When the project is completed, we begin to see the benefits of that work. Looking forward, I’d say it will continue. We’ve got all kinds of things that we’re doing and our employees are very rapidly addressing those. As to the additional land purchases, maybe Tricia, you have a comment on that?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Yes. Our expansion plans really are no different than they were before. As Al said, we continue to look at where the constraints are and resolve that with purchases of new equipment or new processes that will improve the output for that. And we’re constantly evaluating our resources and looking at where we could possibly need additional capacity. And acquisition of the land really just gives us another option if bricks and mortar become required.

Holden Lewis – BB&T

Okay. Thanks. I’ll jump back in the queue.

Operator

Thank you. Our next question is from the line of Brian Rafn with Morgan Dempsey. Please go ahead.

Brian Rafn – Morgan Dempsey

Good afternoon, guys.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Hi, Brian.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Hi, Brian.

Brian Rafn – Morgan Dempsey

Can you discuss a little the level of package sales versus just individual cartridges and manifolds for the quarter?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

That’s a great question. I wish I could answer it. I can tell you that our package sales continue to go up on a worldwide basis. We’ve got more and more products going out the door that way. Just my gut and I have no numbers to support this, I obviously can get them but I don’t it at my fingertips but I believe our package business probably is about 20% of our total business.

Brian Rafn – Morgan Dempsey

Okay. Okay. Can you give a sense, when I’ve asked this in the past, your level of expedited orders, you we’re talking certainly about the rebound in the US? What percentage of your order bookings and shipments would be on an expedited time basis where you get a little more bonus?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Our expedites run primarily between about 10% and 15% a week. We do look at that on a weekly basis. We have been jumped a little bit higher than that possibly around holidays but they generally fall in that range.

Brian Rafn – Morgan Dempsey

Okay, and so you haven’t seen any outliers or any deceleration or acceleration then?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

No. No change.

Brian Rafn – Morgan Dempsey

Okay. On your materials cost, you guys, everyone’s been pressing for a number, would you say that the delta change is decelerating year-over-year or about the same, reaccelerating, give us a sense of the trend.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

You have to repeat that question.

Brian Rafn – Morgan Dempsey

Your materials cost, feed stocks, the tooling steels, stainless, iron buckle casting, aluminum, everyone’s kind of pressing you… year-over-year, you have 13%, 8%, 6%, if you’re looking at the number, would you say that the trend year-over-year is accelerating…

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

I got it.

Brian Rafn – Morgan Dempsey

…is it an 8 versus 6 last year or 13 versus 10 or?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

I believe that the rate of growth is leveling off.

Brian Rafn – Morgan Dempsey

Okay.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

I don’t believe it is accelerating.

Brian Rafn – Morgan Dempsey

Okay.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

But it varies by products. If you look at aluminum, it would be completely different than steel and iron, so you have to sort of paint this whole picture. But overall, I don’t think it is accelerating. I think it is still growing, I think it is increasing…

Brian Rafn – Morgan Dempsey

Sure.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

…but it’s not increasing at a faster rate.

Brian Rafn – Morgan Dempsey

Okay, okay.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

One other thing that you have to remember was regard to our purchase, we purchase 98% of our parts from supplier. So we’re not buying a lot of pure raw stocks. So we aren’t seeing those fluctuations on the incoming bar stock. We’re seeing it more in group as we look at part numbers.

Brian Rafn – Morgan Dempsey

That’s right.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

That’s true for term parts, but for our housings or our manifolds, we do buy aluminum and ductal iron bar and that’s where see the…

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

The increase.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Yes.

Brian Rafn – Morgan Dempsey

Okay. You’re sense of when you’re buying prefabricated assemblies from other suppliers, everybody’s trying to pass on, have you had some success in defensively negotiating some of those pass-ons or can you give me sense, certainly, everybody is pressing to push those costs up the chain. Give me your sense of your ability to negotiate within the channel.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Yes, we do have some ability to negotiate with our suppliers; it’s not really a negotiation per se. We work with our suppliers very closely. We have long-term relationships with them and we work with them, they work with us, it’s more of a discussion than a negotiation.

Brian Rafn – Morgan Dempsey

Okay, okay. You mentioned, Tricia, early on, foreign currency was about 1%. You’re up by 18.7475 in the quarter for three months on the topline sales revenue. What would be the embedded kind of price hikes, price inflation in that, and then what would the unit volume be?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

On the Q3 forecast?

Brian Rafn – Morgan Dempsey

No, no. On the Q2. Sales are up year-over-year just under 19%. You mentioned, I think, foreign currency was up about 1%.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

On total year, we’re looking at about 2.5 million.

Brian Rafn – Morgan Dempsey

Okay. You talked about your budget CapEx of $12 million for the year. What component of that would be maintenance?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

20%.

Brian Rafn – Morgan Dempsey

About 20%. Okay. And then the balance machine tools, the machinery C&C stuff, any breakout?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

No. I don’t have a breakout of that. We are getting some new types of machines in like that but we’re also getting in a lot of different types of machines and automation as well.

Brian Rafn – Morgan Dempsey

Okay. Okay. How much does in the productivity you talked about some of the special specific projects and two machine tool centers to one, and so you have certainly a floor space consolidation. Layouts of cellular lines, robotics, how much of that would be in that productivity?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

I would say it’s probably drives about 30% of our productivity gains.

Brian Rafn – Morgan Dempsey

Okay. Okay. Okay. In the North America, you guys talked about the rebound and obviously we all (inaudible) your very fragmented end markets. Is there any sense in either Asia, Europe, or North America that the composition of business is changing. You see more smaller orders, fewer larger orders, is anything you call… quantify?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

No.

Brian Rafn – Morgan Dempsey

Okay.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

I think pretty much as usual. We haven’t seen a lot of changes in the order pattern or with the customer mix, other than, as I said earlier, residential… products that we know go into the end use market for residential or commercial construction, we see that’s slowing down a bit but it’s not slowing down zero, it’s just slowing down a little bit.

Brian Rafn – Morgan Dempsey

Okay. Okay. Europe is becoming a little less a social welfare malaise from the standpoint of tax structure. Are you guys seeing the annual July, August sabbatical spa or resort or wherever they go? Is that changing or is that still pretty much…

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

No. Those are hard things to give.

Brian Rafn – Morgan Dempsey

Those are hard things to give up. Okay. I think that’s good for me. Thanks. I appreciate it.

Operator

Thank you. Our next question comes in the line of James Carnet (ph) with Frederick E. Russell. Please go ahead.

James Carnet (ph) – Frederick E. Russell

Good afternoon and thank you for taking my question.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Hello, James.

James Carnet (ph) – Frederick E. Russell

You mentioned reliability of delivery or delivery ability is one of the main components in your ability to take market share away from your competitors.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Correct.

James Carnet (ph) – Frederick E. Russell

What is it exactly that you’re doing different than everybody else that allows you to be so much better in this area?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Great. There is two ways of running your business. One is your customer enters an order and you schedule that order based upon your capacity or your capability or other work that you have in the pipeline and so the customer will come in and say “I want to order 100 pieces of part number A, B, C.” and you’ll say “Great, you can have it in 12 weeks.” That’s historically the way companies have operated. Sun used to operate that way and it really didn’t work well for us. In 1998, we made a change, so 10 years ago now. We said, what we would to do is ask the customer when do you want the product and let’s schedule it to his request date, and then lets drive our internal processes to be able to meet the requested delivery from the customer. The first week, we turn this switch on, we weren’t really good. We were about on time 10%. By the way, we do measure our on-time to customer request. We do not even have an internal schedule date anymore. If we had one, it would be irrelevant to us, we don’t have one. So all of our process, all of our people are tuned in to shipping to customer request. What keeps the customer from requesting something this afternoon, by the way they can, they want 100 pieces delivered this afternoon versus requesting something a month from now, same 100 pieces. We have a system that is very similar to what maybe UPS or FedEx would do. You have one price if you want it at three weeks, if you want it sooner than three weeks, it’s a different price. So you basically pay for the service level to keep people honest from saying give me 100 pieces and give it me this afternoon. There is a slight premium. But every order in that we have in our system is to the customer request. Customers appreciate that because if they needed sooner, they expect just like when they go to FedEx and wanted an overnight delivery, they expect to pay a slight premium. That’s the way our system operates. Most people in our industry do not operate this way. They still schedule it and in fact, the largest company in our industry is for many other products, they’re scheduling those products out at 55 weeks.

James Carnet (ph) – Frederick E. Russell

Why are your competitors operating this way? Do they chose to do it that way or they’re unable to do it the way you guys do it?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

A lot of that has to do with our computer systems and their internal capabilities and the way their products are designed right from the get-go. I mean our products are designed to have least part count. So we don’t have to stock every nut, bolt, and screw. We have this commonality of parts for all our products, that’s important. I’d say there are five or six things and I don’t want to get into details of it. I would be happy to, if you would come down and see us, we’d show you around and show you how we do it. There are a lot of detailed complex things that allow us to do this. And as I said, when we went from scheduled to order to schedule to request, it took us two or three years to get the system down to where it is today and we’re delivering on time to high 90s.

James Carnet (ph) – Frederick E. Russell

Very good. For what it’s worth, we were adding to our positions in yesterday’s selloff. So we look forward to being long-term shareholders.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Thank you, James.

James Carnet (ph) – Frederick E. Russell

Thank you very much.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

It’s a good time to buy.

Operator

Thank you. We have a followup question from Chris Weltzer. Please go ahead.

Chris Weltzer – Robert W. Baird

Hi, guys. Just a couple of quick followups. I’m trying to square some of your commentary about the Korea segment. You mentioned some of it could just be timing but also mentioned a slowdown in Korea itself. Do you guys expect that sort of slowness to continue in the third and fourth quarters or is the second quarter just a blip?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Well, we feel that there are number of things that are actually affecting Korea’s revenues and margins. Currency is one of them. We’ve had a hit of about 700,000 year-to-date on their currency on the revenue side, 500,000 of that was in Q2 and the gross profit has been affected also by about 300,000 year-to-date, 200,000 in Q2. Secondly, we have shifted some of our sales for a large OEMs customer out of Sun Korea and into Sun China. This was at the customer’s request. It started in Q1, majority of that falling into Q2 and because China’s a JV, the sales for it are recorded differently than they would have done on a consolidated statement if it were shipped out of Sun Korea. Finally, we know that we need to get a little bit more aggressive with our large OEMs in Korea and we’re working on that now.

Chris Weltzer – Robert W. Baird

Okay, that’s very helpful. And then just the part of the revenue that you call out as being Europe, I would imagine the vast majority of that is Western Europe or Continental Europe. Do you have any idea how much versus say, Middle East? Russia, CIS?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Yes. The majority of it is Western Europe. We are seeing good growth in Eastern Europe and in Russia, but as a percentage, still very small of the total European segments.

Chris Weltzer – Robert W. Baird

Got you. And then sort of a broader question, Tricia and Allen, you were at Sun during the last downturn. I know Sun is more international now and that helps but even your North American sales have held up pretty well so far in a difficult economic environment. I’d just love to get your thoughts on what if anything you think is different or has changed for Sun relative to last cycle or how was this cycle playing out in your eyes different than the last cycle?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Oh boy, where do I start with that question? Consider the 2000 to 2003 recession, there is a lot of big exogenous factors that hit there that were probably added to the cycle. 9/11 extended the cycle. I don’t think it made it any deeper but it certainly extended it. But what’s the difference I think is where you at… what your question is what is the difference today than it was when we were… in the last cycle and I think there is maybe four or five factors that are important things that we think about all the time. One factor is our ability to ship products. As I mentioned, late 98, it was October 12, 1998, I remember the date, when we turned on the scheduling every order to customer request. We got that system perfected sort of as we were going into a down turn in 2000 and 2001. But that’s different. Our ability to ship product on time is driving market share increase. I think in my opinion, it’s the single biggest factor.

Number two, remember back in 98, we didn’t have any electrically actuated products, so we were excluded for maybe two-thirds of the market. I view the market this way, one-third is non-electrically actuated product, one-third is electrically actuated, and then there is another third that are packages that are comprised of electrical and nonelectrical packages. We were excluded from a big piece of that because we didn’t have electrically actuated products.

The web, in 98, our ability to deliver information, we had all kinds of great products that nobody knew anything about and the further you got for Sarasota, the less you knew. We couldn’t deliver product but also we couldn’t deliver information very well. So, our website today allows us to be a worldwide company, open 24/7, delivering information in multiple languages today. In our website, parts of it, not all of it, but parts of it are in German, we’ve got some Spanish, we’ve got some French, and we’re about to turn on some Russian. So we can speak to customers quite easily in their native language.

So Sun’s a lot different company today. We’re much bigger and we’re much more balanced geographically than we would say 10 years ago.

Chris Weltzer – Robert W. Baird

Thank you. That’s helpful.

Operator

Thank you. Our next question is a followup from Brian Rafn with Morgan Dempsey. Please go ahead.

Brian Rafn – Morgan Dempsey

Can you give me a sense the kind of the specification, the bid quoting on your website? Does that give you any… do you measure hits or leads or activity on that and does that give you a sense of still what’s going forward, any visibility in order trends?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

We do a lot of measuring but we, first of all, don’t quote on the websites. We use the website to deliver information. So we measure how much information we’re delivering and who’s going on and how many people are registered. By the way, if you’re interested in getting automatic e-mail updates about Sun, you can go on and log on and register your name and we send you an automatic email. Typically, people who do that are people who are interested in products because, a couple of times a month, we send out a product highlight page with a connection to a page on our website. We’ve got 2500 people around the world who are registered and waiting to get the next highlight on our products. That kind of information we’re measuring and we know because we do get feedback from a lot of people around the world. Plus the number of hits we have that the information flow is growing. But we don’t take orders and we don’t quote over the web.

Brian Rafn – Morgan Dempsey

Yes. Okay.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Another good indication, Brian, again, it’s not orders but we offer 3D files on a lot of our products and generally, I would say, if somebody is requesting one of those 3D files, chances are they’ve designed the product into their system and they are using it for the documentation and we see that capability, the use of that capability increasing all the time.

Brian Rafn – Morgan Dempsey

Okay. Okay. Okay. Have you ever measured or can you quantify the percentage of sales derived from new products over the last three or five years or whatever time frame you have?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Sure. We do measure that, and it’s a very arbitrary measurement. It’s depending upon what you classify as a new product. But our estimate is it’s somewhere around 15%.

Brian Rafn – Morgan Dempsey

Somewhere around 15%.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

And we generally identify them as anything that has been designed in the last five years.

Brian Rafn – Morgan Dempsey

Okay, last five years, got you. Anything… you guys were talking earlier on about market shares. Is there anything from the standpoint kind of your floating cartridges taking market share from the old fixed cartridges? Anything that you can add to that?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

It’s hard to assess because the market has changed in another way. I did talk about it but 10, 15, or 20 years ago, customers were buying cartridges. And they were viewing cartridge as a sparkplug that they screwed into a block of metal that they source from somebody else. The market has changed in that they want to buy the cartridge already installed in the block to bolt on their machine. So we’re seeing a migration away from cartridge sales to subsystem sales and they really don’t care what the thread is on the sparkplug that they’re screwing into the block of metal. They want the block of metal with the cartridge and they wanted it to work. It certainly does improve our ability to deliver a functional product because the floating style allows us to have a better product to the customer, but most of our customers today aren’t so concerned about the cavity.

Brian Rafn – Morgan Dempsey

Yes. Okay. Okay. The parcel land that you guys bought the eight acres, is that contiguous to your Sarasota facilities or that in the same general area?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

It’s west of our Tallevast facility but I would remind you that we’ve been sitting on a parcel of land approximately the same size for the last 10 years that’s due east of our interesting facility.

Brian Rafn – Morgan Dempsey

Okay and that’s just raw land basically?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Yes.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Yes.

Brian Rafn – Morgan Dempsey

Okay. What are you guys running, shifts? Given me a sense of shift in one, two, and then any overtime you guys are seeing.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Our shifts are all over the map. We schedule them on as needed basis and with employees who want to work that shift. It changes from summer to winter. It changes on mix of product. We have a very, very flexible work force and we also are very, very flexible with our employees. So to give you a shift pattern, it doesn’t exist for… it hasn’t existed for 10 years. As I said, we schedule to customer request and we move people around to where those requests are.

Brian Rafn – Morgan Dempsey

Right. Right. Right. Trish, give me a sense kind of year-over-year wage salary pressures, bonuses, what might you be seeing?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

We do increases at the beginning of the year for all employees, January 1. We’re probably looking somewhere around 4%.

Brian Rafn – Morgan Dempsey

About 4%. Super job as always. Thanks again.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Thank you.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Thanks, Brian.

Operator

Thank you. Our next question comes from the line of George Prince with Voyager. Please go ahead.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Hi, George.

George Prince – Voyager

Hi. Congratulations on a great quarter.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Thank you.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Thank you.

George Prince – Voyager

Hey, Al, if you don’t mind, I’m curious about where you’ve been spending your time, is it on sales growth initiatives or capacity, or the material’s cost or just where have you’ve been spending your time?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

You know, I kind of dabble. I can tell you though that this year I have spent probably more time than previous years in Asia. That I think I’ve been to Asia two, maybe three times this year working with our Asian sales team. I still like to get on the shop floor and I like to work with our engineering and product management people. So I just sort of move around the organization and try to add value where I can.

George Prince – Voyager

Is China… how you’d describe it? Is still in its infancy, is it pretty stable, is it like a spring broad ready to go?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

China is kind of like the wild, wild west. It has all kinds of potential, but there’re all kinds of hazards and traps, and you really need to be careful of what you do and how you do it and how do you go to market. We’re very fortunate we have a great team of people in Asia, including our partners in China, and I believe that Sun’s opportunities are probably at the infancy stage. Because in that market, you have to convince them first that cartridge valves are a good solution and once you’ve convinced them that cartridge valves are a good solution then the next step is to say, alright, now that you’ve accepted that, let’s talk about what’s the best cartridge valve if the cartridge valve is your solution. So we have some prospecting to do to convince market that maybe 10 to 15 years behind in the western markets in the use of their product that cartridge valve is a good solution and we’re doing well in that area but I do believe we’re kind at the beginning of it.

George Prince – Voyager

And just one more kind of running on the last question from the previous caller, shift wise, I know you’re all over the place, but how about hours in the factories? Would you say that you are working more than 14 or 16 hours a day typically?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

No. Most employees are working 45 hours a week.

George Prince – Voyager

So about 10 hours shifts.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Some 10-hour shifts, some 8-hour shifts. We have been running some weekend shifts where they work 12 hours a day but we’re discontinuing those mostly at this point.

George Prince – Voyager

So, for your record, there still is plenty of capacity in the existing buildings time wise?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Oh, yes. Absolutely.

George Prince – Voyager

Yes. Okay.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Elaborating on what Tricia said, we like 45 hours. That’s kind of a sweet spot. That’s what we like to run. Because if things slow down a bit, we can crank it back to 40 and if we need to crank it up, we could still go from 45 to 50. So 45 is really where we like to be in a long-term basis. That’s what we do for planning.

George Prince – Voyager

Great. Well, congratulations.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Thank you.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Thank you.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Thanks, George.

George Prince – Voyager

Take care.

Operator

Thank you. Our next question is from Holden Lewis. Please go ahead.

Holden Lewis – BB&T

Thanks again. Cash, you’ve got a lot of it. Obviously, you paid an extra dividend this quarter and that certainly didn’t put any meaningful dent in its continued build. I mean, as the company has obviously matured and the cash generation looks pretty secure, you’re operating very well; acquisition, has that become something which is a more meaningful prospect at this point or is there a larger sort of special dividend out there as you’ve done in the past? I mean, what are we going to do to sort of manage our capital structure?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

At this time, there is probably the best time over the last five or six years to look at acquisition and we continue to be very conscious of those opportunities. We’ve invested in two in the last couple of years. I believe that there will be some more that present themselves in the future and we will be ready with the financial ability to do those deals if that make sense. Relative to any other uses of cash, I’m not prepared to discuss it at this point.

Holden Lewis – BB&T

Okay. Just going back to your raw material conversation a while back, if I remember correctly, I think in Q1 raw materials really hadn’t sort of emerge as an issue and I think now as we’re talking about them in Q2, you’re kind of saying, they’re growing but kind of at a stable rate. I guess I feel like I kind of missed a stage of the cycle, if you will, going from not an issue to sort of emerging of the problem and then maybe being stable. Can you just sort of take me through sort of how we progressed about a couple of quarters to make sure I understand?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Q1 and Q2 quarters, you’re right. There really haven’t been an issue but there’s like storm clouds out on the horizon that we’re beginning to have to deal with and we will be dealing with those in Q3 but some of those storm clouds are going to hit us in Q4 and that’s why we’re passing on a very, very modest, I mean, our industry seeing a much more significant price increase than 3%. So a very modest price increase that we predict that we’re going to need in Q4 and we’re acting now rather than to wait until we’re behind the eight ball.

Holden Lewis – BB&T

Got it. Now steel and some of these other costs have been going up for several months now, really it began I think at the beginning of the year. Is there naturally a lag before it hits you and that’s just how your business works or how do you know that it’s now really coming? Are your customer or suppliers are basically saying that even though we have been facing these issues in the past two quarters, we haven’t really bothered you with it, but now we’re going to? How’s that conversation playing out?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

There’re two answers to that question. The first answer is steel is not steel. Most of the tonnage of steel that is reported is low carbon steel that is used for bridges and roads and buildings and rebar, that’s probably 90% of the steel. So when you read that steel prices is going up X%, generally speaking, they’re talking about what I call is tonnage steel. That’s not the kind of steel we use. We used heat-treatable kinds of steel, much more alloyed steel for heat-treating. That kind of material has always been more expensive that rebar steel or tonnage steel. So the increase is probably not as much for the kind of steel that we’re using. So that’s the first part of the question. Yes, our steel prices are going up but don’t base what you think you’re going to see from us based on the steel they use for a bridge. The second part of that question, there is a lag because we don’t buy a lot of steel. We buy iron and aluminum directly. Our suppliers buy steel and they typically have a stock of steel that they bought two or three months ago that they’re drawing off of and they have parts that they’ve machined ready to ship and so that pipeline could be four or five or six months from the time a supplier of ours sees a material increase to what is passed on to us.

Holden Lewis – BB&T

Okay. Great. Thank you.

Operator

Thank you. Our next question is another followup for Brian Rafn with Morgan Dempsey. Please go ahead.

Brian Rafn – Morgan Dempsey

Yes. Allen, you described that China is kind of a wild west. Seeing as you guys don’t have Jim West and Artemus Gordon with you, the sense of piracy, reversed engineering, how does that apply to what goes on to China and then you’re end market, how sophisticated? Are you selling primarily to global transplanted OEMs or nationalist Chinese organizations?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Okay. The piracy issue is a concern. It’s a concern for almost any western company that wants to do business in China. You can’t expect that the courts and the copyright laws are going to protect you because it doesn’t work. Your best protection is be careful of what you produce there. Any trade secrets that you have in terms of process or productivity, it’s only a matter of when those secrets end up with your competitor or if somebody, a start-up company down the road who disgruntled employees that left and started up a little start-up company. So our approach to dealing with that is we do want to manufacture in China but we manufacture the local content, the housings, the iron housings, the aluminum housings, the value-added engineering, putting together assemblies, and that’s how we operate elsewhere around the world. So that’s not unique just for China. The cartridges that are going into components or subassemblies around the world, all those cartridges is they’re coming from Sarasota and that really is where the process, the automation, the precision tolerances, the heat treating, the design, those are coming out Sarasota. That’s the first part of your question.

The second part of your question, who are we selling to? For the most part, when we started in China, our focus was the local Chinese company that needed the better solution and our people, our engineers could go in and offer them a solution that they couldn’t get and to provide some engineering content. We are looking for customers that had problems, not necessarily transplants. In fact they weren’t transplant. It was the local companies. So we went through a phase there were that was basically all the business we had and maybe that was three to five years, that phase where we grew our business with some Chinese company down the street or in the next province that needed 50 pieces of something. That business has continued to grow and that’s really good business because we built relationships in the marketplace with local people; then along comes the transplants and I would say starting about five or six years ago, we began to see our transplant business grow and we serviced them either way, we could service them out of our local company, depending upon what level of service they need or we ship directly out of Sarasota. I would say today nearly half of our business in China is direct ship out of Sarasota and our local company is not needed to get involve and they continue to focus on the local companies. Sometimes they get involved by they need a special product or a prototype. So the business we have in China is kind of a unique mix of local companies and transplants and both sides are growing probably at an equal rate.

Brian Rafn – Morgan Dempsey

Okay. Then just you’re focus on on-time delivery, is the transport infrastructure, trucking, rail, marina, is it as good or better in China as you find in Europe and in North America?

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

I don’t think there is any difference. First of all, getting product to China is actually quite good. We’re getting product to China in somewhere between five to seven days, but never more than 10 days and it’s interesting how it gets there. Typically, it’s getting on a plane from Atlanta direct ship to Shanghai. Most of our products around the world are air shipped because we make the heavy parts locally. The parts that are air shipped are the cartridges. Once it gets there, it clear customs within a day or two and then from there, it can go to the local companies probably by courier service and then longer-term it gets air shipped. Transportation in China is not an issue.

Brian Rafn – Morgan Dempsey

Okay. Thanks.

Operator

We have no further questions in the queue at this time. I’d like to turn the floor back over to management for any closing comments.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Thank you, Manny.

Allen J. Carlson – Sun Hydraulics Corporation – President and Chief Executive Officer

Thank you. First of all, thank you all for dialing in. This probably is a record in terms of the number of people that are online with us and the amount of time we spent with you. So thank you for your interest. I just like to leave with you with few thoughts, maybe in bullet point form. First, we have capability and capacity and as we discussed in the conference call, we continue to see productivity gains. These are initiatives often times with project teams, but they’re also initiatives from our employees who are constantly looking at how they can do things better around the world. And those productivity gains happen for a long time, I believe they will continue to happen.

Our financial strength, we talked a little bit about that ability to do things, allows us to grow, invest in the future. Invest in the future often times means buying $10 or $12 million worth of capitals but it also puts us in a position to do acquisitions that make sense strategically and we’ve done a number of those over the past few years, and we constantly remain on the outlook for investments to grow organically and strategically.

We continue to… that our growth outpaces the industry. I’ve got a number of statistics that prove that. And that’s really our objective at the end of the day. It’s not to grow double digits or to grow X amount, we take a very long-term view and what we would really like to do as we move forward is for our growth to outpace the industry and to gain market share in the process.

We have a great geographic balance and presence. We talked a little bit about China and our Korean operations and the difference between Sun today versus Sun 10 years ago. We have much, much more geographic presence and balance which help us in times when the economies perhaps are not as cooperating or when there’s headwind in the local economy.

Our products are gaining acceptance and more presence in the market and we talked about that as well. 10 years ago, we didn’t have electrically actuated products and today, we do and it’s a big part of our packaging system sales.

In closing, I just would like to comment that our objective is to achieve long-term growth and profitability. With the emphasis to long term growth and our quarterly financials are what they are. We’re not particularly good at predicting the future. We don’t really spend a lot of time doing that. Our focus is on doing the right things and if we do the right things, we will continue to grow and we will reward our investors. So I thank you for our time and attention.

Operator

Thank you. Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.